FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

•	Net Income of $1.54 Per Share

•	Adjusted Net Income Increased 33% to $1.34 Per Share

•	Net New Orders Increased 36% to 8,202 Homes; Net New Order Value Increased 43% to $3.6 Billion

•	Closings Increased 4% to 6,454 Homes

•	Home Sale Revenues Increased 7% to $2.8 Billion

•	Reported Homebuilding Gross Margin Increased 140 Basis Points to 24.5%

•	SG&A Improved 70 Basis Points to 9.6% of Home Sale Revenues

•	Unit Backlog Increased 29% to 14,962 Homes; Backlog Value Increased 32% to $6.6 Billion

ATLANTA - Oct. 22, 2020 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2020. For the quarter, the Company reported net income of $416 million, or $1.54 per share. Adjusted net income for the period was $363 million, or $1.34 per share, which excludes a tax benefit of $53 million resulting from energy tax credits recorded in the period. In the prior year, the Company reported net income of $273 million, or $0.99 per share, and adjusted net income of $280 million, or $1.01 per share, after excluding a $9 million pre-tax warranty charge taken in the quarter.

“The dramatic rebound in housing demand that began in May continued through the third quarter, as we generated exceptionally strong sales across all buyer groups and realized a 36% increase in net new orders over last year,” said Ryan Marshall, PulteGroup President and CEO. “Our teams continue to successfully execute against our key business objectives which helped us to deliver outstanding financial results, including a 210 basis point increase in operating margin and a 33% increase in adjusted earnings per share.”

“While COVID-19 still weighs on much of the U.S. economy, housing demand continued to benefit from low interest rates, supportive demographics, limited housing supply and a desire for new homes with features that can meet the evolving needs of today’s homebuyers. With our customer-centric design process, build-to-order operating model and ability to serve buyers at all price points, we are well positioned to meet this demand within the markets we serve.”

Third Quarter Results

Home sale revenues for the third quarter increased 7% over the prior year to $2.8 billion. Higher revenues for the period were driven by a 4% increase in closings to 6,454 homes, combined with a 3% increase in the average price of homes closed to $438,000.

The Company’s reported home sale gross margin for the third quarter was 24.5%. This represents an increase of 140 basis points over the prior year reported gross margin of 23.1%. In the third quarter, the Company’s homebuilding SG&A expense was $271 million, or 9.6% of home sale revenues. Prior year third quarter SG&A expense was $271 million, or 10.3% of home sale revenues.

Net new orders for the third quarter increased 36% over the prior year to 8,202 homes, while the value of net new orders increased 43% to $3.6 billion. Higher orders in the quarter were driven by continued strong demand among first-time buyers, along with significant gains in the Company’s move-up and active adult businesses. In the third quarter, the Company operated out of an average of 892 communities which is an increase of 3% over prior year average community count of 865.

Unit backlog at the end of the quarter totaled 14,962 homes, which is an increase of 29% over the comparable prior year period. Backlog value at the end of the third quarter was $6.6 billion, which is up 32% over prior year and is the Company’s highest third quarter value in over a decade.

For the third quarter, the Company's financial services operations reported a 98% increase in pre-tax income to $64 million. Higher pre-tax income resulted from an increase in mortgage origination volumes resulting from growth in the Company’s homebuilding operations, higher capture rates and improved margins within our mortgage operations. The Company continued to realize an improved mortgage capture rate which increased to 86% in the third quarter, up from 84% last year.

The Company’s pre-tax income for the quarter increased to $484 million. Income tax expense for the quarter was $68 million, or an effective tax rate of 14.0%, inclusive of the tax benefit of $53 million resulting from energy tax credits recognized in the period.

PulteGroup ended the third quarter with $2.1 billion of cash and a debt-to-total capital ratio of 30.8%, which is down from 33.6% at the end of 2019.

A conference call to discuss PulteGroup's third quarter 2020 results is scheduled for Thursday, October 22, 2020, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc. Consolidated Statements of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Homebuilding
Home sale revenues	$2,823,921	$2,637,002	$7,517,453	$6,990,417
Land sale and other revenues	24,165	8,548	70,042	40,993
	2,848,086	2,645,550	7,587,495	7,031,410
Financial Services	106,871	64,815	256,223	164,634
Total revenues	2,954,957	2,710,365	7,843,718	7,196,044

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,131,741)	(2,028,622)	(5,706,814)	(5,369,568)
Land sale and other cost of revenues	(20,502)	(7,350)	(55,558)	(35,615)
	(2,152,243)	(2,035,972)	(5,762,372)	(5,405,183)

Financial Services expenses	(42,807)	(32,514)	(112,135)	(94,864)
Selling, general, and administrative expenses	(271,257)	(270,625)	(731,785)	(782,791)
Goodwill impairment	—	—	(20,190)	—
Other expense, net	(4,483)	(5,108)	(12,292)	(9,581)
Income before income taxes	484,167	366,146	1,204,944	903,625
Income tax expense	(67,769)	(93,042)	(236,216)	(222,723)
Net income	$416,398	$273,104	$968,728	$680,902

Per share:
Basic earnings	$1.54	$0.99	$3.57	$2.44
Diluted earnings	$1.54	$0.99	$3.56	$2.44
Cash dividends declared	$0.12	$0.11	$0.36	$0.33

Number of shares used in calculation:
Basic	268,363	272,992	268,892	275,734
Effect of dilutive securities	598	640	839	858
Diluted	268,961	273,632	269,731	276,592

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2020	December 31, 2019

ASSETS

Cash and equivalents	$2,067,276	$1,217,913
Restricted cash	46,932	33,543
Total cash, cash equivalents, and restricted cash	2,114,208	1,251,456
House and land inventory	7,615,471	7,680,614
Land held for sale	26,867	24,009
Residential mortgage loans available-for-sale	400,067	508,967
Investments in unconsolidated entities	41,722	59,766
Other assets	917,388	895,686
Intangible assets	168,466	124,992
Deferred tax assets, net	80,833	170,107
	$11,365,022	$10,715,597

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$342,277	$435,916
Customer deposits	403,646	294,427
Accrued and other liabilities	1,335,299	1,399,368
Income tax liabilities	15,769	36,093
Financial Services debt	249,046	326,573
Notes payable	2,778,970	2,765,040
	5,125,007	5,257,417
Shareholders' equity	6,240,015	5,458,180
	$11,365,022	$10,715,597

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net income	$968,728	$680,902
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	89,492	83,752
Land-related charges	13,930	17,549
Goodwill impairment	20,190	—
Depreciation and amortization	48,536	40,302
Share-based compensation expense	25,010	21,389
Other, net	(1,136)	2,567
Increase (decrease) in cash due to:
Inventories	84,253	(427,183)
Residential mortgage loans available-for-sale	108,178	76,813
Other assets	(15,627)	4,146
Accounts payable, accrued and other liabilities	(72,929)	82,543
Net cash provided by (used in) operating activities	1,268,625	582,780
Cash flows from investing activities:
Capital expenditures	(46,925)	(43,162)
Investments in unconsolidated entities	(663)	(8,515)
Distributions from unconsolidated entities	19,939	214
Business acquisition	(83,251)	(163,724)
Other investing activities, net	1,721	4,795
Net cash provided by (used in) investing activities	(109,179)	(210,392)
Cash flows from financing activities:
Repayments of notes payable	(10,993)	(297,411)
Borrowings under revolving credit facility	700,000	—
Repayments under revolving credit facility	(700,000)	—
Financial Services borrowings (repayments), net	(77,527)	(99,052)
Stock option exercises	111	6,368
Share repurchases	(95,676)	(244,388)
Cash paid for shares withheld for taxes	(14,853)	(10,726)
Dividends paid	(97,756)	(92,235)
Net cash provided by (used in) financing activities	(296,694)	(737,444)
Net increase (decrease) in cash, cash equivalents, and restricted cash	862,752	(365,056)
Cash, cash equivalents, and restricted cash at beginning of period	1,251,456	1,133,700
Cash, cash equivalents, and restricted cash at end of period	$2,114,208	$768,644

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$16,297	$19,569
Income taxes paid (refunded), net	$195,494	$60,329

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
HOMEBUILDING:
Home sale revenues	$2,823,921	$2,637,002	$7,517,453	$6,990,417
Land sale and other revenues	24,165	8,548	70,042	40,993
Total Homebuilding revenues	2,848,086	2,645,550	7,587,495	7,031,410

Home sale cost of revenues	(2,131,741)	(2,028,622)	(5,706,814)	(5,369,568)
Land sale and other cost of revenues	(20,502)	(7,350)	(55,558)	(35,615)
Selling, general, and administrative expenses ("SG&A")	(271,257)	(270,625)	(731,785)	(782,791)
Goodwill impairment	—	—	(20,190)	—
Other expense, net	(4,483)	(5,091)	(12,242)	(9,582)
Income before income taxes	$420,103	$333,862	$1,060,906	$833,854

FINANCIAL SERVICES:
Income before income taxes	$64,064	$32,284	$144,038	$69,771

CONSOLIDATED:
Income before income taxes	$484,167	$366,146	$1,204,944	$903,625

OPERATING METRICS:
Gross margin % (a)(b)	24.5%	23.1%	24.1%	23.2%
SG&A % (a)	(9.6)%	(10.3)%	(9.7)%	(11.2)%
Operating margin % (a)	14.9%	12.8%	14.4%	12.0%

(a)	As a percentage of home sale revenues

(b)	Gross margin represents home sale revenues minus home sale cost of revenues

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Home sale revenues	$2,823,921	$2,637,002	$7,517,453	$6,990,417

Closings - units
Northeast	428	388	998	956
Southeast	1,057	1,067	3,089	2,915
Florida	1,427	1,326	4,017	3,586
Midwest	950	944	2,466	2,492
Texas	1,162	1,194	3,484	3,162
West	1,430	1,267	3,710	3,299
	6,454	6,186	17,764	16,410
Average selling price	$438	$426	$423	$426

Net new orders - units
Northeast	591	424	1,422	1,240
Southeast	1,255	994	3,491	3,281
Florida	1,868	1,340	5,041	4,146
Midwest	1,243	895	3,158	2,894
Texas	1,673	1,103	4,613	3,792
West	1,572	1,275	4,494	3,933
	8,202	6,031	22,219	19,286
Net new orders - dollars	$3,634,158	$2,538,708	$9,579,982	$8,165,268

Unit backlog
Northeast			1,013	754
Southeast			2,267	1,976
Florida			3,330	2,449
Midwest			2,232	1,804
Texas			2,979	2,122
West			3,141	2,533
			14,962	11,638
Dollars in backlog			$6,598,334	$5,010,999

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
MORTGAGE ORIGINATIONS:
Origination volume	4,858	4,301	13,202	11,019
Origination principal	$1,625,250	$1,365,940	$4,274,619	$3,442,557
Capture rate	86.0%	83.7%	86.5%	81.6%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Interest in inventory, beginning of period	$207,942	$234,709	$210,383	$227,495
Interest capitalized	40,044	39,893	119,643	123,924
Interest expensed	(46,841)	(46,040)	(128,881)	(122,857)
Interest in inventory, end of period	$201,145	$228,562	$201,145	$228,562

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including: net income and diluted earnings per share ("EPS"). These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures as measures of our profitability. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted):

		Three Months Ended
	Results of Operations Classification	September 30,
		2020	2019

Net income, as reported		$416,398	$273,104
Adjustments to income before income taxes:
Warranty claim	Home sale cost of revenues	—	8,956
Income tax effect of the above item	Income tax expense	—	(2,229)
Energy tax credits	Income tax expense	(53,210)	—
Adjusted net income		$363,188	$279,831

EPS (diluted), as reported		$1.54	$0.99
Adjusted EPS (diluted)		$1.34	$1.01